Exhibit 10.6.5

FIRST AMENDED SERVICES AGREEMENT

THIS FIRST AMENDED SERVICES AGREEMENT (the “Agreement”) is entered into effective January 1, 2018 by and between Employers Mutual Casualty Company ("EMC"), EMCASCO Insurance Company ("EMCASCO"), Illinois EMCASCO Insurance Company ("Illinois EMCASCO"), Dakota Fire Insurance Company ("Dakota Fire"), Union Insurance Company of Providence ("Union"), and EMC Property & Casualty Company ("EMC P&C"). All are Iowa corporations, except Dakota Fire, which is a North Dakota corporation. As of January 1, 2018, this Agreement amends and replaces the Services Agreement dated December 31, 2010.

WHEREAS, all of the above-mentioned parties are affiliated, and Union and EMC P&C are subsidiaries of EMC; and

WHEREAS, EMCASCO, Illinois EMCASCO, Dakota Fire, Union, and EMC P&C (hereinafter referred to collectively as "the Affiliates") are participants with EMC in the "EMC Insurance Companies Amended and Restated Reinsurance Pooling Agreement Between Employers Mutual Casualty Company and Certain of its Affiliated Companies" (the "Pooling Agreement"); and

WHEREAS, the Affiliates do not have any systems or employees of their own and, therefore, are dependent upon EMC to provide the services necessary to conduct business; and

WHEREAS, EMC desires to provide to the Affiliates the services necessary to conduct business;

NOW, THEREFORE, the parties agree as follows:

1.    EMC's Provision of Systems and Services. EMC will provide, or arrange for the provision of, all the systems and employees necessary for the Affiliates to conduct business in accordance with sound management techniques, including, but not limited to:

A.    Data processing.

B.    Claims handling.

C.
Financial services, including, but not limited to, the preparation of financial statements and the maintenance of appropriate banking relationships, including the establishment, maintenance, and/or transfer or termination of bank accounts in the name of the Affiliates. NOTE: investment services are provided pursuant to a separate agreement.

D.	Legal services.

E.	Actuarial services.

F.	Audit services.

G.	Marketing services.

H.    Underwriting services.

I.
Risk management, including obtaining and maintaining general liability insurance, including professional liability insurance, directors and officers liability insurance, reinsurance, and any bonds or other insurance necessary and appropriate.

The Affiliates will maintain oversight for functions provided to the Affiliates by EMC and the Affiliates will monitor services annually for quality assurance. Books and records of the Affiliates include all books and records developed or maintained under or related to this Agreement. All books and records of the Affiliates are and shall remain the property of the Affiliates and are subject to control of the Affiliates.

2.    Cost Sharing. All expenses incurred by EMC for the provision of employees and services set forth in this Agreement that are not allocated to parties that do not participate in the Pooling Agreement shall be allocated to the pool and each pool participant shall share in the total costs in accordance with its participation percentage as established under the terms of the Pooling Agreement. Payments for all said services shall be due to EMC no later than forty-five (45) days after the end of each quarter and shall comply with the requirements in the NAIC Accounting Practices and Procedures Manual. The Affiliates shall not advance funds to EMC under this Agreement except to pay for services defined in this Agreement. All funds of the Affiliates are the exclusive property of the Affiliates, held for the benefit of the Affiliates, and subject to the control of the Affiliates.

3.    Effective Date. Subject to any necessary regulatory approval, the effective date of this Agreement shall be January 1, 2018.

4.    Term.    The term of this Agreement shall be for a period of one (1) year, and will automatically extend for additional one (1) year terms unless terminated as provided in section 5.

5.    Termination.

a)	Upon Written Agreement. Upon written agreement of all remaining parties, the parties may terminate this Agreement at the end of any quarter or year.

b)	Termination of the Pooling Agreement. Upon termination of the Pooling Agreement, this Agreement shall immediately terminate.

c)	Notice to Iowa Insurance Division. If the Agreement is terminated by the parties, the parties shall provide notice to the Iowa Insurance Division of such termination.

6.    Withdrawal.

a)
For Cause. In the event (i) any Affiliate applies for or consents to the appointment of a trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) an order, judgment, or decree is entered by a court of competent jurisdiction adjudicating any Affiliate bankrupt or insolvent, approving a petition seeking reorganization, or appointing a trustee or liquidator of all or a substantial part of its assets; or (iii) any Affiliate ceases to be a party to the Pooling Agreement (for the purposes of this paragraph, the party to which any of these events applies shall be referred to as the "Consenting Affiliate"), the remaining parties may, upon written agreement of all such remaining parties, require the Consenting Affiliate to withdraw from this Agreement. EMC has no automatic right to terminate this Agreement if any of the Affiliates are placed in receivership pursuant to Iowa Code chapter 507C. If any of the Affiliates are placed in receivership or seized by the commissioner under the Iowa Receivership Act, all of the rights of the Affiliates under this Agreement extend to the receiver or the commissioner and all books and records will immediately be made available to the receiver or the commissioner and shall be turned over to the receiver or the commissioner immediately upon the receiver’s or the commissioner’s request. EMC will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the commissioner under Iowa Code chapter 507C, and will make them available to the receiver for so long as EMC continues to receive timely payment for services rendered.

b)
With Consent. Upon written agreement of all of the remaining parties, any Affiliate may withdraw and terminate its involvement in this Agreement. If a party seeks to withdraw from the Agreement pursuant to this Section 6(b), the parties to the Agreement shall seek prior approval of such withdrawal from the Iowa Insurance Division.

c)
Liability for expenses. In the event that an Affiliate withdraws from this Agreement, the withdrawing Affiliate shall continue to be liable for all expenses incurred through the date of its withdrawal, plus those incurred to accommodate its withdrawal.

7.    Indemnity. EMC shall indemnify and hold harmless the Affiliates and will reimburse the Affiliates for any loss, liability, claim, damage, expense, including cost of investigation and defense and reasonable attorney fees and expenses, sustained or incurred by the Affiliates in the event of gross negligence or willful misconduct on the part of EMC in providing the services in this Agreement.

8.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to the benefit of their respective successors and assigns.

9.    Independent Contractors. Nothing in this Agreement shall affect the separate identities of the parties. Except as specifically agreed herein, none of the parties to this Agreement intends to be a partner or agent of the other parties. No party intends to limit any other party in any manner in the conduct of its businesses, ventures, or activities not specifically provided for in this Agreement.

10.    Amendments.    This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing signed by all parties and shall be subject to regulatory approval before it becomes effective.

11.    Counterparts.    This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument, but none of which will be deemed to be binding unless and until all parties have signed this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 4th day of June, 2018, to be effective as of January 1, 2018.

Employers Mutual Casualty Company        EMCASCO Insurance Company

By: /s/ Bruce G. Kelley                  By: /s/ Scott R. Jean
Bruce G. Kelley                    Scott R. Jean
President and Chief Executive Officer        Executive Vice President

Illinois EMCASCO Insurance Company        Dakota Fire Insurance Company

By: /s/ Scott R. Jean         By: /s/ Scott R. Jean
Scott R. Jean                        Scott R. Jean
Executive Vice President                Executive Vice President

Union Insurance Company of Providence        EMC Property & Casualty Company

By: /s/ Scott R. Jean         By: /s/ Scott R. Jean
Scott R. Jean                        Scott R. Jean
Executive Vice President                Executive Vice President

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